EXHIBIT 99.1

AHERN RENTALS, INC. ANNOUNCES AMENDMENTS TO AND EXTENSION OF CONSENT SOLICITATION

LAS VEGAS, Nev., Dec. 18, 2009.  Ahern Rentals, Inc. (AHERN) announced today that, in connection with its previously announced consent solicitation with respect to its outstanding 9 1/4% Second Priority Senior Secured Notes due 2013 (the “Notes”) to amend the indenture and intercreditor agreement governing the Notes, it has amended the consent solicitation to

•                  reduce the minimum amount of priority lien debt it can incur from $425 million to $396 million and

•                  extend the Expiration Time (as defined in the Consent Solicitation Statement dated December 7, 2009, as supplemented on December 10, 2009 (the “Consent Solicitation Statement”), and the related Consent).

The new Expiration Time is 5:00 p.m., New York City time, on December 23, 2009, unless further extended or earlier terminated.

Holders of Notes who have previously validly submitted Consents do not need to re-submit their Consents or take any other action in response to this amendment to be eligible to receive the Consent Payment.

Except for the amendment described above and the extension of the Expiration Time as described above, the Consent Solicitation Statement and the related Consent remain in full force and effect.

Oppenheimer & Co., Inc. is acting as Solicitation Agent for the consent solicitation. Persons with questions regarding the consent solicitation should contact Oppenheimer collect at (212) 885-4592.

About Ahern Rentals, Inc.

Ahern Rentals is an equipment rental company with locations primarily in the southwestern United States. Through our network of equipment rental locations, we rent a full range of equipment, sell our used rental equipment, new equipment, parts, supplies and related merchandise, and provide maintenance, repair and other services that supplement our rental activities. The types of equipment we rent range from a fleet of high reach and earth engaging units to hand tools. For more information about Ahern Rentals, visit www.ahern.com.

Forward-Looking Statements

This press release contains forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially.  You should carefully review the risks described in the documents Ahern files from time to time with the Securities and Exchange Commission.  When used in this report, the words “expects,” “could,” “would,” “may,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “looks for,” “looks to,” and similar expressions are generally intended to identify forward-looking statements.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Ahern undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this press release.